Exhibit 10.26

Portions of this exhibit have been omitted and filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

Omissions are designated as [****].

Station License Agreement to Receive and Use Arbitron Radio Listening Estimates

Date of Proposal: December 2, 2004

THIS AGREEMENT is between Arbitron Inc., a Delaware corporation (“Arbitron”), and the undersigned radio broadcaster (“Station”), a Nevada corporation. Arbitron hereby grants to Station, for the radio stations listed below, a limited license to receive and use Arbitron data and listening estimates (“Arbitron Data” or “Data”) for the survey(s) and for the geographic area (“Market”) described in Section 1. This license is personal, nontransferable and nonexclusive. Such Arbitron Data may be furnished to Station in printed or other form (“Reports”), at Arbitron’s option, but title thereto will remain with Arbitron at all times.

1. Services Provided; Term: This Agreement shall become effective when countersigned by Arbitron’s Contract Manager and shall be for a period of    *     years    *     months beginning and ending on the dates described below (the “Term”). This Agreement will continue without regard to Station’s ownership of the radio station(s) licensed hereunder absent a valid Assignment pursuant to Section 11 of this Agreement.

Broadcaster (“Station”): Clear Channel Communications

For use only by radio station(s): *See Attached Schedule 1

Arbitron Radio Geographic Area (“Market”): *See Attached Schedule 1

Term begins  *       ; ends  *       .

Number of surveys currently provided during first Term year:  *       .

Reports currently
licensed hereunder:  ☐ Spring  ☐ Fall  ☐ Winter  ☐ Summer

First Report: *See Attached Schedule 1

Number of printed copies currently provided: 20

All representations in this Section regarding number of surveys, number of printed copies and Report titles are subject to qualifications set forth in Section 6(a) herein.

2. Annual Rate:

A License Charge in the form of a Net Annual Rate for each year of the Term, which may be subject to adjustments and discounts pursuant to Sections 3, 4, 6, 11 and 16 of this Agreement, shall be paid by Station, with the first of * payments (the “Periodic Charge” or “Charge”) due on  *

The Gross Annual Rate for the first Term year is $ *See Schd. 1      .

For each succeeding Term year, the Gross Annual Rate shall be the Gross Annual Rate for the previous Term year increased by a factor of   *    percent. Any applicable discounts or other adjustments will be applied thereafter to the Gross Annual Rate so derived.

3. Discounts:

(a) Continuous Service Discount: A discount of ten percent (10%) in calculating the Periodic Charge shall be allowed for each month in excess of twelve (12) consecutive months that Station is continuously licensed to use the Arbitron Data for this Market, provided that such discount shall no longer apply if Station fails to sign and return this Agreement to Arbitron within forty-five (45) days after the termination of a prior Arbitron radio listening estimates License Agreement.

(b) Group Discount: If Station owns two or more radio stations located in different markets and such radio stations are under common ownership as defined by Arbitron, Station may be entitled to a Group Discount based on the number of subscribing radio stations owned at the time this Agreement is executed, which discount may vary and be adjusted during the Term of this Agreement in accordance with Arbitron’s Group Discount Schedule should the number of subscribing commonly owned radio stations change.

(c) Long-Term Discount: A discount of

[****] % in months 1-12,	[****] % in months 13-24,
[****] % in months 25-36,	[****] % in months 37-48,
* % in months 49-60,	* % in months 61-72,
* % in months 73-84

shall be allowed in calculating the Net Annual Rate charged during the applicable months.

4. Periodic Charge;Taxes: The Periodic Charge, due and payable by Station on the first day of each billing period, shall be: (a) the Gross Annual Rate plus any adjustments; (b) less any applicable Continuous Service Discount; (c) less, from the amount thereby derived, any applicable Group Discount; (d) less, from the amount thereby derived, any applicable Long-Term Discount; (e) with such amount prorated equally between the number of payments for the Term year.

In addition to and together with the above payments, Station shall pay to Arbitron any sales, excise, gross-receipts, service, use or other taxes, however designated, now or hereafter imposed upon or required to be collected by Arbitron by any authority having jurisdiction over the Market being surveyed or over any location to which Station directs Arbitron to deliver Data, or by any other taxing jurisdiction.

5. Late Payment Charge and Right to Suspend Report Delivery or Terminate License:

(a) A late payment charge of one and one-half percent (1.5%) per month will be charged on all Periodic Charges, as adjusted, which are not paid within 60 days after due hereunder, but in no event will the applicable per-month late payment charge exceed one-twelfth of the maximum annual percentage allowed to be charged by applicable state usury law. Any failure to impose a late payment charge shall not prejudice Arbitron’s right to do so should the default continue or should a subsequent payment not be made when due.

(b) In the event Station is in default in its payment obligations hereunder, and in addition to Arbitron’s right to impose a late payment charge, Arbitron may, with respect to this Agreement and/or any other agreement for Station’s use of services licensed by Arbitron in this Market or an adjacent market, and without terminating, breaching or committing a default under this Agreement or such other agreements: (i) accelerate or modify in any way the payment schedule of Periodic Charges for the duration of this Agreement or such other agreement(s) to a number of installments to be determined by Arbitron in its discretion; and/or (ii) suspend delivery to Station of any Data or Report(s), in any form, which are due until such time as Station is current in its payments of all sums due; and/or (iii) send Station written notice that Station’s license hereunder is suspended, in which case Station further expressly agrees that it thereafter shall not use Data and/or Reports previously received by Station until such time as Station becomes current in its payments of all sums due for services licensed by Arbitron.

(c) In the event Station is in default in its payment obligations under this Agreement or under any other agreement for Station’s use of services licensed by Arbitron in this Market or an adjacent market, then Arbitron may exercise any or all of its rights set forth in Section 5(b) of this Section 5 with respect to any such agreement entered into with Arbitron by Station or any of Station’s affiliated, subsidiary or related corporations or entities regardless of whether such other agreements are in default. For purposes of this Section 5(c), a corporation or entity shall be deemed to be affiliated with or related to Station if (i) such corporation or entity owns or controls more than a fifty percent (50%) interest in Station and/or it enters or has entered into any management agreement, joint operating agreement or other business relationship with Station; or (ii) Station owns or controls more than a fifty percent (50%) interest in such corporation or entity and/or it enters or has entered into any management agreement, joint operating agreement or other business relationship with such corporation or entity; or (iii) a third party owns or controls more than a fifty percent (50%) interest in, and/or enters or has entered into, any management agreement, joint

© 2003 Arbitron Inc.	JH LP
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operating agreement or other business relationship with both Station and such corporation or entity.

(d) Arbitron’s suspension hereunder of delivery of Data and/or Reports to Station, and of this License, shall not relieve Station of any of its obligations hereunder. Station further agrees to reimburse Arbitron for all collection costs and expenses (including reasonable attorneys’ fees) incurred hereunder. This license may be terminated immediately by Arbitron should Station or its station(s) default in payment of any sum due or should Station or its station(s) default in any other condition or obligation of this Agreement and/or any other agreement for Station’s use of services licensed by Arbitron.

6. Changes in Service; Modification of Rates:

(a) Arbitron reserves the right to change at any time the geographical territory comprising any Market, its policies and procedures, survey dates, survey length, survey frequency, sampling procedures, delivery schedules, methodology, method of Data or Report collection or delivery, provision of printed copies of Reports, Report content, Report titles, Report format, or any other aspect of the Data and Reports provided hereunder, and to cancel surveys and the preparation of Arbitron Data and Reports or any other aspect of the Data services provided.

Arbitron reserves the right not to publish any Data or Reports whenever, in its judgment, insufficient data are available to meet its minimum research standards or any event has jeopardized the reliability of the data. In the event that Data and/or Reports are not published, Station shall receive a credit reflecting the pro rata value of the Net Annual Rate for said Data and/or Report(s). Without limiting the foregoing, Station expressly understands and agrees that Arbitron may, at any time during the Term of this Agreement, reduce the number of surveys conducted and/or Reports published for any Market and consequently reduce the number of Reports provided to Station and that, in the event such reduction occurs, Station is not relieved of any of its obligations under this Agreement.

(b) In the event that any cause(s) prevents Arbitron from conducting any survey in accordance with its methodology, schedules or other publications, Arbitron reserves the right to publish abbreviated Report(s). Station hereby consents to publication of such abbreviated Report(s) under such circumstances. In the event that such an abbreviated Report covers a substantially decreased geographic area, or deletes twenty-five percent (25%) or more of the survey days from the aggregate number of days scheduled, Station shall be entitled to either a proportionate credit for the abbreviated Report, or, upon return of the abbreviated Report within 10 days, a full credit for the abbreviated Report, at Station’s option, provided however, that if Station elects to return an abbreviated Report for full credit, Station shall no longer be licensed to use that Report during the remainder of the Term of this Agreement. Further, Arbitron reserves the right in its sole discretion to augment available data by means of expanded or extended samples and Station agrees it shall not be entitled to any credit in such event.

(c) Arbitron may increase the Gross Annual Rate hereunder at any time. If Arbitron increases the Rate for a reason other than as permitted elsewhere in this Agreement, it shall give prior written notice to Station. Station may, within a 30-day period following such notice, cancel the unexpired Term of the Agreement for only the Data and/or Reports and/or services and Market for which Arbitron has increased its Rate pursuant to such notice, by written notice pursuant to Section 15(a), without cancellation charge or other cost, effective on the date the new Gross Annual Rate would have become effective. In the absence of such timely cancellation, this Agreement shall continue and the new Gross Annual Rate shall become payable as stated in Arbitron’s notice and thereafter.

7. Permitted Uses and Confidentiality: Subject to the restrictions stated herein and to the permitted uses set forth in Arbitron’s publication entitled Working with Arbitron’s Copyrighted Estimates available to all Arbitron licensees and posted on Arbitron’s Web site at www.arbitron.com, Station agrees to limit its uses of the Arbitron Data and Report(s) to its programming and media selling. Station understands and agrees that this use is limited exclusively to the radio station(s) specified in Section 1 of this Agreement and only for the Term of this Agreement. In this connection, Station agrees that the Arbitron Data and/or Report(s) will only be disclosed:

(a) directly or through its Station representatives to advertisers, prospective advertisers and their agencies for the purpose of obtaining and retaining advertising accounts; and

(b) through advertising or other promotional literature as permitted hereunder.

All such disclosures shall identify Arbitron as the source of the disclosed Arbitron Data and/or Report(s) and should identify the Market, survey period and type of audience estimate, daypart and survey area and shall state that the Arbitron Data and/or Report(s) quoted therein are copyrighted by Arbitron and are subject to all limitations and qualifications disclosed in the Data and/or Report(s) (“Sourcing”).* At all times during the Term of this Agreement and thereafter, Station agrees to keep the Arbitron Data and/or Report(s) confidential and not to disclose the same except as permitted by this Agreement. Station agrees to use its best efforts to prevent the unauthorized disclosure of Arbitron Data and/or Report(s) by Station’s employees and/or its radio station(s)’s employees and agents, by its radio station(s)’s representatives, by its advertisers and their advertising agencies, by data processing firms, and by all other persons who obtain the Arbitron Data and/or Reports from Station or its radio station(s)’s employees or agents. For Station or its radio station(s) to divulge any Arbitron Data and/or Report(s) to a nonsubscribing station or to lend and/or give an original copy or any reproduction of any part of any Data and/or Report(s) or any Arbitron Data and/or Reports to any person or entity not authorized by this Agreement constitutes a breach of this Agreement and an infringement of Arbitron’s copyright.

In the event that a Report listed in Section 1 of this Agreement is delivered after the expiration of the Term of this Agreement, Station’s license to use that Report shall continue under the terms and conditions of this Agreement until the release of the next survey Report in the applicable licensed Market.

Station may authorize a third party to process the Data licensed hereunder on Station’s behalf, provided: (1) that said third party is a then current Arbitron licensee in good standing who is authorized to process the Data and (2) that all restrictions concerning the use of the Data provided under this Agreement shall apply with full force and effect to any data, estimates, reports or other output, in any form, containing or derived from the Data, produced by said third party for Station.

8. Confidentiality of Arbitron Respondents: Station agrees that it will not try either before, during or after a survey, or in connection with any litigation, to determine or discover the identity or location of any Arbitron survey participant. Station will under no circumstances directly or indirectly attempt to contact any such persons. Station agrees to promptly report to Arbitron any evidence or indication that has come to Station’s attention regarding the identity or location of any such persons. Station agrees to abide by Minimum Standard A9 (or any successor provision concerning confidentiality of survey respondents) of the Media Rating Council and shall abide by any determination of the Media Rating Council concerning respondent confidentiality. Station further agrees that Arbitron may enjoin any breach of the above-stated obligations and shall have the right to damages or other remedies (including costs, expenses and reasonable attorneys’ fees) available to it at law or hereunder.

9. Methodology: ARBITRON MAKES NO WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY WARRANTY OF MERCHANTABILITY OR FITNESS, CONCERNING:

(A) DATA GATHERED OR OBTAINED BY ARBITRON FROM ANY SOURCE;

(B) THE PRESENT OR FUTURE METHODOLOGY EMPLOYED BY ARBITRON IN PRODUCING ARBITRON DATA AND/OR REPORT(S); OR

(C) THE ARBITRON DATA AND/OR REPORT(S) LICENSED HEREUNDER.

*	Station(s) should refer to current regulations and guidelines of the federal government for further requirements concerning the manner of quoting audience estimates.

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ALL ARBITRON DATA AND/OR REPORT(S) REPRESENT ONLY THE OPINION OF ARBITRON. RELIANCE THEREON AND USE THEREOF BY STATION IS AT STATION’S OWN RISK.

IN NO EVENT SHALL ARBITRON BE LIABLE FOR THE FAILURE OF ANY THIRD PARTY TO PROVIDE ANY DATA OR SERVICES FOR USE IN CONNECTION WITH THE DATA AND/OR REPORTS LICENSED HEREUNDER.

10. Liabilities and Limitations of Remedies: THE SOLE AND EXCLUSIVE REMEDY, AT LAW OR IN EQUITY, FOR ARBITRON’S AND/OR ANY THIRD PARTY DATA AND/OR SERVICE PROVIDER’S BREACH OF ANY WARRANTY, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY WARRANTY OF MERCHANTABILITY OR FITNESS, AND THE SOLE AND EXCLUSIVE REMEDY FOR ARBITRON’S AND/OR ANY THIRD PARTY DATA AND/OR SERVICE PROVIDER’S LIABILITY OF ANY KIND, INCLUDING WITHOUT LIMITATION LIABILITY FOR NEGLIGENCE OR DELAY WITH RESPECT TO THE ARBITRON DATA AND/OR REPORTS AND ALL PERFORMANCE PURSUANT TO THIS AGREEMENT, SHALL BE LIMITED TO A CREDIT TO LICENSEE OF AN AMOUNT EQUAL TO, AT THE MAXIMUM AMOUNT, THE LICENSE CHARGE PAID BY LICENSEE WHICH IS ATTRIBUTABLE TO THE MATERIALLY AFFECTED DATA OR REPORT. IN NO EVENT SHALL ARBITRON AND/OR ANY THIRD PARTY DATA AND/OR SERVICE PROVIDER BE LIABLE FOR SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, NOR SHALL THEY BE SUBJECT TO INJUNCTIVE RELIEF WITH RESPECT TO THE PUBLICATION OF ANY DATA AND/OR REPORT. STATION UNDERSTANDS THAT THE DATA AND/OR REPORTS EITHER WOULD NOT BE PREPARED OR WOULD BE AVAILABLE ONLY AT A SUBSTANTIALLY INCREASED LICENSE CHARGE WERE IT NOT FOR THE LIMITATIONS OF LIABILITIES AND REMEDIES AS SET FORTH IN THIS SECTION.

Station agrees that it will notify Arbitron in writing of any alleged defect in any Data and/or Report within thirty (30) days after Station learns of said alleged defect. In the event that Station does not timely notify Arbitron, then Station waives all rights with regard to said alleged defect. Station further agrees that any action to be brought by it concerning any Data and/or Report shall be brought not more than one (1) year after such Data or Report was originally published by Arbitron.

In the event that either party commences litigation against the other party and fails to ultimately prevail on the merits of such litigation, the commencing party shall reimburse and indemnify the other party from any and all costs and expenses incurred with respect to such litigation, including reasonable attorneys’ fees, provided, however, that this sentence shall not apply where Arbitron commences litigation pursuant to Sections 5, 7 or 8 of this Agreement. This provision shall survive the termination of this Agreement.

11. Assignments and Changes in Station Status: Station may not assign either its rights or obligations under this Agreement without the prior written consent of Arbitron. Subject to Arbitron’s consent, a successor-in-interest by merger, operation of law, assignment, purchase or otherwise of the entire business of Station shall acquire all rights and be subject to all obligations of Station hereunder. In the event that Arbitron consents to the assignment of this Agreement, Arbitron reserves the right to redetermine the rate to be charged to the assignee in accordance with the terms of this Agreement. Arbitron shall be entitled to assign any of its rights or obligations under this Agreement, including the right to receive License Charge payable hereunder.

Station acknowledges and agrees that the License Charge due and the adjustments and discounts applied hereunder are based on Station’s group ownership status and/or any joint operating agreement with one or more other radio stations and/or Station’s ownership of radio stations in this Market or other Markets. In the event Station conveys any one of its radio stations, Station remains fully obligated for the License Charge specified for any radio station covered by the terms of this Agreement. Station may only be released from such obligations upon valid assignment of this Agreement and subject to the terms thereof.

Station agrees that if at any time it changes or has changed its ownership, operating or sales policy, frequency, broadcasting arrangements, group or business relationships of the station(s) licensed under this Agreement, or if it enters or has entered into any management or other business relationship with another radio station in any Market and/or its adjacent Market(s), or if it enters or has entered into any joint operating agreement with one or more other radio stations, or if it is or was purchased or controlled by an entity owning or otherwise controlling other radio stations in any Market and/or its adjacent Market(s), or if it purchases, or an entity which is in any manner controlled by it purchases, at any time, another radio station in any Market or its adjacent Market(s), Station and its radio station(s) will report the change and the effective date thereof to Arbitron within thirty (30) days of such change. In the event of such occurrence, Station agrees that such station(s) shall be licensed under this Agreement and that Arbitron may redetermine the Gross Annual Rate for the Data, Reports, and/or services pursuant to the then current Arbitron rate card in order to license such additional station(s), effective the first month following the date of the occurrence. Notwithstanding Station’s failure to notify Arbitron, pursuant to the provisions of this Section 11, Arbitron may redetermine Station’s Gross Annual Rate for all Data, Reports, and/or services, based on the foregoing, effective the first month following the date of the occurrence.

Station further agrees that if the parent company or other controlling entity of Station, or any entity in any manner related to Station, purchases or otherwise acquires a controlling interest in a radio station in Station’s Market that is not licensed by Arbitron for the same Data, Reports and/or services, then Arbitron may redetermine Station’s Gross Annual Rate based on such occurrence as described in this Section 11.

In the event Arbitron increases Station’s Gross Annual Rate as a result of an occurrence as described in this Section, then Arbitron shall amend this Agreement to permit use of the Data, Reports and/or services by the additional radio station(s) prompting the increase.

12. Other Arbitron Services and Reports : If, during the Term of this Agreement, Station orders any Arbitron services or report(s) not licensed through any other Arbitron agreement, Station hereby agrees that this Agreement shall be applicable with respect to all such services and/or reports with the same force and effect as if printed out at length in a separate agreement executed by Station.

13. Ratings Distortion Activity:

(a) Station agrees that it shall not engage in any activities which are determined by Arbitron to be ratings distortion. Such prohibited activities may include, but are not limited to, activities which could:

(i) cause any survey participant to record erroneous listening information in his or her Arbitron diary; or

(ii) cause any survey participant to utilize an Arbitron diary for a contest or promotion conducted by Station or its radio station(s).

(b) Station further agrees that Arbitron may delete all estimates of listening to Station and/or its radio station(s) from any Data, Reports, computer tape and/or other Arbitron service or method of delivery where, in its judgment it has deemed that Station or its radio station(s) has engaged in such activities. Arbitron shall:

(i) first give Station and its radio station(s) notice setting forth what activities it deems Station and its radio station(s) have engaged in which allegedly could cause or have caused ratings distortion;

(ii) present evidence to substantiate the allegations set forth in (i) above; and

(iii) give Station and its radio station(s) reasonable opportunity (in light of Arbitron’s publication schedule for any Report) to present its position both in writing and orally.

In the event that Station or its radio station(s) is notified by Arbitron that allegations of ratings distortion have been made against Station or its radio station(s), then Station or its radio station(s) shall submit a written response to Arbitron’s inquiry concerning the allegations within seven (7) days from the receipt of Arbitron’s notice, which time may be shortened by Arbitron for reasons relating to the Report publication schedule. Arbitron shall then advise Station or its radio station(s) of its decision following its receipt of Station’s or its radio station(s)’ written response or oral presentation. All such writings shall be addressed and

KPER-UNI 10/03 r2	3	JH LP Initials here

sent to the respective party by facsimile, overnight courier service, or certified mail with return receipt requested. In the event that estimates of listening to Station and/or its radio station(s) are deleted from a Report(s) (and/or other Arbitron services) following the procedure set forth above, Station and its radio station(s) agree that the only remedy for such deletion shall be a credit of the License Charge paid by Station for such Report(s) or other affected services and that in no event shall Arbitron be liable for special, incidental, consequential or punitive damages or be subject to injunctive relief with respect to any such deletion of estimates of listening to Station and/or its radio station(s). In the event that estimates of listening to Station and/or its radio stations are deleted from a Report pursuant to this Section, Arbitron agrees that it will give Station and its radio station(s) an opportunity to submit to Arbitron a written statement (not exceeding 200 words) of Station’s and/or its radio station(s)’s views concerning its alleged activities, with such written statement to be published in the Report subject to such reasonable editing deemed necessary by Arbitron. In addition, Station and its radio station(s) agree to abide by the Arbitron policies and procedures governing various special station activities, including, but not limited to, rating bias.

14. Information to be Provided by Station and Its Radio Station(s): Station and its radio station(s) agree to provide to Arbitron, within ten (10) days of receipt of Arbitron’s request, such information which Arbitron deems necessary for the publication of a Report, including, but not limited to, accurate descriptions of the following information for Station and its radio station(s): (a) facilities; (b) broadcast station names; (c) broadcast hours; (d) simulcast hours; (e) radio frequency; (f) operating power; (g) format; (h) height of antenna above average terrain; and (i) programming information. Station and its radio station(s) further understand and agree to notify Arbitron of any changes to the above-referenced information. Station and its radio station(s) hereby hold Arbitron harmless and agree to indemnify Arbitron from and against any and all loss, cost or expense (including reasonable attorneys’ fees) arising out of any omission or error in information provided, or the failure to provide such information to Arbitron by Station and its radio station(s) pursuant to this Section.

15. General:

(a) All notices to either party shall be in writing and shall be directed to the addresses stated hereafter unless written notice of an address change has been provided.

(b) This Agreement shall be deemed to be an agreement made under, and to be construed and governed by, the laws of the State of New York, exclusive of its choice of law rules. The parties expressly agree that any and all disputes arising out of or concerning this Agreement or the Arbitron Data or Reports licensed hereunder shall be litigated and adjudicated exclusively in State and/or Federal Courts located in either the State of New York or the State of Maryland, at Arbitron’s option, and each party consents to and submits to both such jurisdictions.

(c) This Agreement constitutes the entire agreement between the parties concerning the subject matter hereof, notwithstanding any previous discussions and understandings; and shall not be deemed to have been modified in whole or in part except by written instruments signed hereafter by officers of all of the parties or other persons to whom the parties have delegated such authority.

(d) Any litigated question regarding the legality, enforceability or validity of any section or part hereof shall not affect any other section, and if any section or part hereof is ultimately determined illegal, invalid, unconstitutional or unenforceable, that section or part hereof shall be severed from this Agreement and the balance of the Agreement shall thereafter remain in full force and effect for the remainder of the Term.

(e) In addition to the rights of termination stated elsewhere in this Agreement, this Agreement, and the license provided hereunder, may be terminated by Arbitron for any or all of the Data, Reports and/or services in any or all of the Markets in which they are licensed, for any reason, on thirty (30) days’ written notice to Station. Station agrees that this Agreement shall continue for the markets and services not named in such notice.

(f) The provisions governing payment of taxes, confidentiality of the Data and Reports, and confidentiality of respondents shall survive the termination of this Agreement.

16. Calculation of License Charges:

Individual Station Gross Annual Rate:	Percent:

Station *	$*	*

Station	$

Station	$

Station	$

Station	$

Station	$

Station	$

Station	$

Station	$

Station	$

First Term Year Gross Annual Rate (Combined):	$	*

LESS DISCOUNTS (Per Section 3):
X Continuous Service (10%):	$	*

X Group (at beginning of Term)
☐ 10% ☐ 7.5% ☐ 5% ☐ 2.5%	$	*

X Long-Term Discount:
[****] % in months 1-12
(see Section 3(c) above)	$	*

	$	*

FIRST TERM YEAR NET ANNUAL RATE:	$	*

Station further understands and agrees that the Net Annual Rate payable during any Term year subsequent to the first Term year will vary in accordance with an applicable Group Discount, any other applicable discount, or any adjustment as specified in Sections 2, 3, 4, 6 and 11 of this Agreement.

AGREED TO:

Clear Channel Communications

BROADCASTER (“STATION”)

*See Attached Schedule 1

FOR USE ONLY BY STATION(S)

200 E Basse Road

ADDRESS

San Antonio	TX	78209

CITY	STATE	ZIP

/S/ JOHN HOGAN

BY (AUTHORIZED SIGNATURE)

John Hogan

NAME (TYPE OR PRINT NAME OF PERSON SIGNING ABOVE)

CEO/Radio Division	12/20/2004

TITLE	DATE

ACCEPTED BY:

/S/ LAURA PIOSO

CONTRACT MANAGER

12/27/04

DATE

Arbitron Inc.
9705 Patuxent Woods Drive
Columbia, Maryland 21046-1572

*See Attached Schedule 1

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Exhibit 10.26

ADDENDUM ONE

     This is Addendum One to the “Station License Agreement to Receive and Use Arbitron Radio Listening Estimates” dated December 27, 2004 between Clear Channel Communications, Inc. (hereinafter referred to as “Clear Channel”) for use by its Radio Station(s) listed on Schedule “A” (hereinafter referred to as “Station(s)”) and Arbitron Inc. (hereinafter referred to as “Arbitron”), for a Term commencing January 1, 2005 ending December 31, 2008 **(hereinafter referred to as the “Agreement”) and an Addendum to the “Arbitron Supplementary Services (“Specials”) License Agreement,” the “Radio Station License Agreement to Receive and Use the Arbitron Retail Direct Service,” the “License to Receive and Use Scarborough Reports,” the “Arbitron Network License Agreement to Receive and Use the Arbitron Radar Service”, the “Arbitron Network License Agreement to Receive and Use the Arbitron Nationwide Service” and the “License Agreement to Use the Tapscan Services,” all of the same date above referenced.

The parties agree as follows:

1. This is an overview of the material financial terms of the above referenced agreements. In the event of any inconsistency, the terms of the separate documents titled “Addendum” and Schedule ‘A’ to the Arbitron License Agreements shall control.

2. The services licensed under the above agreements are as follows:

			Subsequent Years’
		Initial Annual	Percentages of
Services	Term Period **	Payment *	Annual Increase

Radio Market Report Service for Stations, including Radio Market Report, Maximi$er, Arbitrends, PD Advantage, National Regional Database, Sample Surcharge, RetailDirect## and Tapscan Software***	1/1/05 – 12/31/08	$54,000,000	[****]% over preceding year’s fee

Replacement contracts for existing services to stations, networks and radio representative firms, including Radio Market Report, Maximi$er, Arbitrends, PD Advantage, Scarborough, Radar, Nationwide and National Regional Database	1/1/05 – 12/31/08	$4,500,000	[****]% over preceding year’s fee

Scarborough	1/1/05 – 12/31/08	$3,400,000	[****]% over preceding year’s fee

*	Indicates Initial Annual Payment commencing with start of term period as indicated. Additional terms relating to the services licensed under the above agreements, including data access fees, are set forth in a separate document titled “Addendum” to the above agreements.

**	Certain agreements may extend to 3/31/09 or 6/30/09 in certain circumstances, including for two book markets.

***	Subject to early termination in 2006 under certain circumstances as set forth in the separate document titled “Addendum” to the above agreements.

##	RetailDirect percentage of annual increase is [****]% over preceding year’s fees; Sample Surcharge percentage of annual increase is generally flat.